Exhibit 3.2

Restated Certificate of Incorporation
of
Arch Resources, Inc.

The present name of the Corporation is Arch Resources, Inc. The Corporation was incorporated under the name “Arch Mineral Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 20, 1969. This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Arch Resources, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), which shall be divided into three classes as follows:

A. Two Hundred Ninety Nine Million Five Hundred Eighty Nine Thousand Eight Hundred Thirty Four (299,589,834) shares of Class A Common Stock, the par value of which shares is One Cent ($.01) per share (the “Class A Common Stock”);

B. Four Hundred Ten Thousand One Hundred Sixty Six (410,166) shares of Class B Common Stock, the par value of which shares is One Cent ($.01) per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

C. Fifty Million (50,000,000) shares of Preferred Stock, the par value of which shares is One Cent ($.01) per share (the “Preferred Stock”). The Corporation’s board of directors is hereby expressly authorized, without any action or vote by the Corporation’s stockholders, to provide by resolution or resolutions from time to time for the issuance of a number of shares of Preferred Stock in one or more series, the par value of which shares is One Cent ($.01) per share, the shares of each which series to have such voting rights and the terms and conditions for the exercise thereof; and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors in the Bylaws.

D. The Class A Common Stock and Class B Common Stock shall be identical in all respects except that the Class B Common Stock shall not be listed by the Company on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended.

E. VOTING RIGHTS. Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Amended & Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware. Notwithstanding anything in this Certificate of Incorporation that may be to the contrary, a holder of one share of Class A Common Stock, as such, shall be entitled at all times to the same number of vote or votes as a holder of one share of Class B Common Stock, as such, on all matters on which stockholders generally are entitled to vote.

Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware. Notwithstanding anything in this Certificate of Incorporation that may be to the contrary, a holder of one share of Class B Common Stock, as such, shall be entitled at all times to the same number of vote or votes as a holder of one share of Class A Common Stock, as such, on all matters on which stockholders generally are entitled to vote.

Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

F. DIVIDENDS. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock or Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine; provided that the Corporation shall not pay dividends with respect to the outstanding shares of Class A Common Stock unless simultaneously with such dividend the Corporation pays the same dividend with respect to each outstanding share of Class B Common Stock and vice versa; provided, further, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock or Class B Common Stock, such dividends shall be payable at the same rate on Class A Common Stock and Class B Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock shall be payable only to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock shall be payable only to holders of Class B Common Stock.

G. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder.

H. CONVERSION OF CLASS B COMMON STOCK.

(i) The Corporation shall not issue any shares of Class B Common Stock to any person other than to persons that will receive common stock pursuant to the Company’s plan of reorganization and elected to receive Class B Common Stock prior to the date of emergence of the Corporation from bankruptcy and only on the date of emergence of the Corporation from bankruptcy and pursuant to paragraph F. above. In the event that a holder of Class B Common Stock transfers shares of Class B Common Stock, each share of Class B Common Stock so transferred shall automatically and without further action on the part of the Corporation or any holder of Common Stock convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such transfer; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock to any person.

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(ii) At any time following the date of this Certificate of Incorporation a holder of Class B Common Stock shall be entitled to elect that all or a portion of such holder’s shares of Class B Common Stock be converted into shares of Class A Common Stock.  Upon the delivery of written notice of such election to the Corporation, such shares of Class B Common Stock shall be, without further action on the part of the Corporation or any other holder of Class B Common Stock, converted as of the date of delivery of such notice into one (1) fully paid and non-assessable share of Class A Common Stock. If applicable, the Secretary of the Corporation shall be instructed to, and shall promptly, request from each requesting holder of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate (if any) formerly representing each such share of Class B Common Stock to the Corporation in exchange for an equal number of shares of Class A Common Stock, in uncertificated form (unless agreed by the holder and the Corporation) together with instruments of transfer, in form satisfactory to the Corporation and the Corporation’s transfer agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to paragraph (v) below.

(iii) As promptly as practicable following the surrender of a certificate (if any) formerly representing shares of Class B Common Stock that have been converted into shares of Class A Common Stock in the manner provided in paragraphs (i) or (ii) above, and the payment in cash of any amount required by the provisions of paragraph (v) below, the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent the number of full shares of Class A Common Stock, in uncertificated form (except as agreed by the holder and the Corporation), into which such shares of Class B Common Stock were converted automatically, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected automatically as provided in paragraphs (i) or (ii) above. Upon the date that any such automatic conversion occurs, all rights of the holder of such shares of Class B Common Stock as such holder shall cease, and the person or persons in whose name or names the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(iv) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon any such conversion or exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such conversion or exchange by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon any such conversion or exchange prior to such delivery upon each national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon any such conversion or exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(v) The issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares of Class B Common Stock for any stamp or other similar tax in respect of such issuance; provided, however, that if any such share is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any stamp or other similar tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(vi) If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

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(vii) In the case of any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including, without limitation, cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash) as a holder of a share of Class B Common Stock, and vice versa. In the event that the holders of shares of Class A Common Stock or of shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be. In connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock as compared to the Class B Common Stock, or vice versa (in each case, whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by reorganization, share exchange, consolidation, conversion or merger or otherwise), without in each case the affirmative vote of the holders of a majority of the shares of Class A Common Stock or Class B Common Stock, as the case may be, voting as a separate class.

(viii)  No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share of Class B Common Stock at the close of business on such record date shall be entitled to receive the dividend payable upon such share of Class B Common Stock on such date (if payable in Common Stock, to be payable in Class A Common Stock following conversion), notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.

FIFTH:

A. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of not less than two-thirds of the members of the entire board of directors; provided, however, that in no event shall the number of directors be less than three (3). The number of directors shall initially be seven (7).

B. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected shall hold office until the next annual meeting of the Corporation and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, and except as otherwise required by law.

C. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article FIFTH, in each case unless expressly provided by such terms.

SIXTH: Except as otherwise fixed pursuant to the provisions of ARTICLE FOURTH hereof relating to the voting rights of the holders of any class or series of Preferred Stock:

1. On all matters to be voted on by the stockholders, the affirmative vote of a majority of the shares of Common Stock voting therein will be required unless a greater vote is required by law.

2. Voting by the stockholders for the election of directors or on any other matter need not be by written ballot.

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Notwithstanding anything else in this Certificate of Incorporation, (a) any amendment, waiver, alteration or repeal of any provision of, or addition to, this Certificate of Incorporation or to the bylaws of the Corporation that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock or Class B Common Stock, without similarly affecting the other class, also must be approved by the affirmative vote of the holders of a majority of the Class A Common Stock or Class B Common Stock, as the case may be, voting as a separate class, and (b) the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock, or Class B Common Stock) by the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation as therein provided.

EIGHTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No repeal of or amendment to this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware or this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the state of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed herein and by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

TWELFTH: To the extent required by section 1123(a)(6) under 11 U.S.C. §§ 101 et seq.(the “Bankruptcy Code”), the Corporation shall not issue nonvoting equity securities. This provision shall have no further force and effect beyond that required by section 1123(a)(6) of the Bankruptcy Code and is applicable only for so long as such Section is in effect and applicable to the Corporation.

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IN WITNESS WHEREOF, Arch Resources, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 15th day of May, 2020.

ARCH RESOURCES, INC.

By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Office:	Senior Vice President-Law,
General Counsel and Secretary